ADMINISTRATIVE SERVICES AGREEMENT

       THIS ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is entered into on this 1St day of October, 2007, by and between American Surgical Holdings, Inc., a Delaware corporation ("ASHI"), and North Point Consultants, Inc., a Florida corporation ("North Point").

WITNESSETH:

WHEREAS, ASHI, through its wholly-owned subsidiary, American Surgical Assistants, Inc., provides hospitals with licensed and certified surgical assistant services.

WHEREAS, the principal owner of North Point, Alan Pritzker, (the "Owner") has experience in serving as a Chief Financial Officer of publicly-held corporations; and

WHEREAS, ASHI desires to formally engage North Point to provide certain accounting and administrative services to it.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             RECITALS. All of the above recitals are true and correct.

2.                TERM. This Agreement shall commence and become effective on October 1, 2007 (the "Effective Date") and shall continue until December 31, 2009. Notwithstanding the foregoing, the Agreement may in any event be terminated pursuant to Section 3 below.

3.                TERMINATION. This Agreement shall terminate prior to its natural expiration, upon the first to occur of any of the following:

3.1 Breach. If a party is in any material respect in breach, default or violation of any provision of this Agreement and fails to cure such material breach, default or violation within 10 days after notice to do so ; or

3.2 Bankruptcy. Upon notice by either ASHI or North Point to the other if either ASHI or North Point is adjudicated as bankrupt or insolvent, files a voluntary petition in bankruptcy or a petition or answer seeking a reorganization, arrangement, composition, readjustment or other relief under any provision of any insolvency law, makes an assignment for the benefit of creditors, or files a petition for or consents to the appointment of any trustee, receiver or liquidator.

3.3 For "Cause". By the Company, in the event of the Owner's death or Disability (as hereinafter defined) or for Cause (as hereinafter defined). For purposes of this Agreement,

"Cause" shall mean either: (i) the indictment of, or the bringing of formal charges against, Owner by a governmental authority of competent jurisdiction for charges involving criminal fraud or embezzlement; (ii) the conviction of Owner of a crime involving an act or acts of dishonesty, fraud or moral turpitude by the Owner, which act or acts constitute a felony; (iii) Owner having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company; (iv) Owner having committed acts or omissions constituting a material breach of Owner's duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company which are not cured in a reasonable time, which time shall be 30 days from receipt of written notice from the Company of such material breach; or (v) Owner having committed acts or omissions constituting a material breach of this Agreement, including any failure of the Owner to follow a directive from the Board of Directors and/or its Audit Committee, which are not cured in a reasonable time, which time shall be 30 days from receipt of written notice from the Company of such material breach. A determination that Cause exists as defined in clauses (iii), (iv), or (v) (as to this Agreement) of the preceding sentence shall be made in good faith and by at least a majority of the members of the Board of Directors.

For purposes of this Agreement, "Disability" shall mean the inability of Owner, in the reasonable judgment of a physician appointed by the Board of Directors, to perform his duties of employment for the Company or any of its subsidiaries because of any physical or mental disability or incapacity, where such disability shall exist for an aggregate period of more than 120 days in any 365—day period or for any period of 90 consecutive days. The Company shall by written notice to the Owner specify the event relied upon for termination pursuant to this Section 3.3, and this Agreement shall be deemed terminated as of the date of such notice.

4.            DESIGNATION.ASHI hereby designates North Point as its exclusive agent to provide the services set forth in Section 6 of this Agreement.

5.         INDEPENDENT CONTRACTER,

5.1 North Point shall act as an independent contractor and will hire employees who are qualified to provide the services to be performed hereunder. Nothing in this Agreement shall be construed to cause any of North Point's employees to be construed as employees of ASHI.

5.2 ASHI acknowledge that North Point makes its services available to other individuals and companies and agrees that nothing in this Agreement shall be construed as limiting North Point's right to perform services for the benefit of persons or entities other than ASHI. It is not intended that employees of North Point devote their full time to providing the services to ASHI but some employees may do so.

5.3 As an independent contractor North Point agrees to assume full responsibility and pay all federal and state social security taxes, employment taxes, witholding, workmen's compensation and any other forms of taxes in connection with compensation earned by North Point's employees while providing services to ASHI.

6.              RESPONSIBILITIES OF NORTH POINT. North Point's responsibilities are as follows:

6.1 North Point is making its Owner available and will cause its Owner to act as the ASHI Chief Financial Officer and administer such activities in accordance with the directives of the Chairman and CEO of ASHI, its Board of Directors and its Audit Committee. Although North Point shall determine the amount of time required to fulfill such services, the compensation payable under this Agreement to North Point is based on North Point Is Owner spending no more than 80 hours per month on ASHI matters, The Owner will make himself available at the Houston, TX office of ASHI for up to four days per month. Should the Board of Directors of ASHI delegate tasks to North Point or its Owner that require more than this amount of time from North Point, North Point shall have the right to increase the amount of compensation payable to it hereunder at the rate of $150 per hour.

6.2 Owner shall sign all documents of ASHI required to be signed by ASHI's Chief Financial Officer, including ASHI's filings with the Securities and Exchange Commission.

7.              COMPENSATION AND OTHER RESPONSIBILITIES OF ASHI.

7.1 Amount Payable to North Point. North Point shall be compensated for the Services identified in Sections 6.1 and 6.2 at the rate of $8,333 per month, plus expenses, paid monthly, or as otherwise agreed to by the parties.

7.2           Payment Schedule. Compensation will be payable to North Point on a monthly basis in advance.

7.3 Expense. ASHI shall reimburse North Point for its reasonable expenses actually incurred in connection with the performance of its duties hereunder, subject to the prior approval of ASHI for expenses in excess of $100 and submission of proper documentation of expenses.

7.4 Directors' and Officers' Liability Insurance and Indemnification. During the Term, ASHI shall maintain directors' and officers' liability insurance in such coverage amounts and with such other coverage as shall be reasonably acceptable to North Point and its Owner and shall cause North Point and its officers and employees, including its Owner, to be covered under the terms of such insurance to the extent permitted by such insurance policies.

In addition, ASHI agrees to enter into an agreement with North Point and its Owner wherein ASHI shall indemnify and advance costs to North Point, its officers and employees (including its Owner) to the fullest extent permitted by applicable law in connection with the services provided by North Point under this Agreement. Such indemnification obligation and obligation to provide directors' and officers' liability insurance shall survive the termination of this Agreement for any reason.

7.5 ASHI Financial Accounting Staff. ASHI shall hire and terminate its financial accounting staff as may be recommended from time to time in the reasonable judgment of North Point. In no event shall it be deemed reasonable for ASHI to have less than the current staffing level in its finance department. Such staff shall report to North Point and its Owner.

7.6 Compliance with Laws and Directives of North Point. In its role as Chief Financial Officer, North Point and it Owner will take steps and make recommendations for changes in procedures to assist ASHI in complying with laws related to financial reporting, including aspects of the Sarbanes Oxley laws that relate to financial accounting and the preparation of financial statements. North Point shall make such recommendations to the Board of Directors and shall report any deficiencies it identifies to the Board of Directors. With respect to any deficiencies identified by North Point, ASHI agrees to take prompt steps to correct such deficiencies in accordance with North Point's recommendations.

8.    Confidentiality and Non-Competition

8.1 Nondisclosure of Confidential Information. With respect to Confidential Information, (the "Company Information"), North Point and its Owner: (i) shall receive and hold all Company Information in trust and in strictest confidence, and except as required by North Point and its Owner's duties in the course of his employment by the Company, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld by the Company in its absolute discretion; (ii) shall take reasonable steps to protect Company Information from disclosure and will in no event take any action causing, or fail to take any action reasonably necessary to prevent, any Company Information to lose its character as Company Information; and (iii) shall not use any Company Information to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Company Information. The terms of this section shall survive the termination of North Point and its Owner's employment.

The provisions of this section shall not apply to information that is or shall become generally known to the public (except by reason of North Point and its Owner's breach of his obligations hereunder) and information that North Point and its Owner is required to disclose by order of a court of competent jurisdiction (but only to the extent specifically ordered by such court).

North Point and its Owner agrees that in the event that he becomes aware, in any manner, that he may be required by a court order to disclose any Company Information, North Point and its Owner shall give the Company prompt and sufficient written notice to enable it to assert an objection or seek a protective order prior to such disclosure, and shall not object to or oppose in any manner any attempt by the Company to protect, or prevent the disclosure of, such information.

8.2 Non-Competition In Related Business. During the term of this Agreement and for a period of one (1) year thereafter, North Point and its Owner agree that they shall not, either directly or indirectly, engage in, or become employed by, associated with, consult with or otherwise provide services to, or through, any corporations, agents, partnerships, persons, or associates in any business, enterprise or employment that competes with the Company in the business and other endeavors of the Company within the geographic areas that the Company engaged in business during the term of this Agreement.

8.3 Solicitation of Employees and Customers. During the term of this Agreement and for a period of one (1) year thereafter, North Point and its Owner will not, whether for their own account or for the account of any person or entity, attempt to solicit, endeavor to entice away from the Company or its Affiliates, or otherwise interfere with any relationship of the Company or its Affiliates with (i) any person (including, but not limited to, any independent contractor or representative) who is or was employed by or otherwise engaged to perform services for the Company or its Affiliates, while North Point and its Owner were employed by the Company, or (ii) any person who is or was a customer or client of the Company or its Affiliates while the North Point and its Owner were employed by the Company.

9.     NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telefax or prepaid first class registered or certified mail, return receipt requested, to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein:

If to ASHI:	American Surgical Holdings, Inc. 10039 Bissonnet Street, Suite #250 Houston, TX 77036-7852 Attn: Chairman & Chief Executive Officer 713-779-9862 Telefax

If to North Point:	North Point Consultants, Inc 6175 NW 153rd Street, Suite #325 Miami Lakes, FL 33014 Attn: President 786.524.4643 Telefax

Any such notices shall be effective when delivered in person or sent by telefax, one business day after being sent by overnight delivery or three business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

10.     MISCELLANEOUS.

10.1 Further Assurances. At any time, and from time to time, each party will execute such additional instruments and take such actions as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

10.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

10.3 Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

10.4 Binding Nature. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

10.5 Counterpart. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

10.6 Governing Law; Venue. This Agreement has been executed and delivered and shall be construed, governed by, and enforced and interpreted in accordance with, the laws of the State of Texas. Venue of any actions to enforce this Agreement shall be in a court of competent jurisdiction in Harris County, Texas.

10.7 Attorney's Fees and Costs. In the event of any action, dispute, litigation or other proceeding, including appeals, with respect to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, costs, and expenses of counsel incurred in connection with such action, dispute, litigation or other proceeding, whether or not litigation is instituted, and if instituted, at both trial and appellate levels, in addition to any other relief to which the parties may be entitled.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives on the date first above written.

AMERICAN SURGICAL HOLDINGS, INC.

By: /s/ Zak W. Elgamal
Name: Zak W. Elgamal
Title: Chairman & Chief Executive Officer

NORTH POINT CONSULTANTS, INC.

By: /s/ Alan Pritzker
Title: President